Exhibit 99.1

Silvergate Announces Changes to Its Board of Directors
Michael Lempres succeeds Dennis Frank as Chairman of the Board
Aanchal Gupta appointed to Board of Directors
LA JOLLA, Calif. – June 15, 2021 – Silvergate Capital Corporation (“Company”) (NYSE: SI), the leading provider of innovative financial infrastructure solutions and services for the growing digital currency industry, today announced it has appointed Michael Lempres as chairman of the board and Aanchal Gupta to the boards of directors for the Company and its subsidiary, Silvergate Bank.
Mr. Lempres succeeds Dennis Frank, who has served as Silvergate’s chairman since leading the Company’s recapitalization in November 1996. Mr. Lempres, whose prior positions include executive in residence at venture capital firm Andreessen Horowitz, chief legal and risk officer of Coinbase, Inc., and senior attorney at Silicon Valley Bank, has served on the Company's boards since September 2019.
“I feel privileged to take on this role at such an exciting time for the company,” said Michael Lempres. “On behalf of the entire board, I want to thank Dennis for his leadership over more than two decades, and I look forward to continuing the transformation of Silvergate into the leading financial institution for the digital currency industry. And as we continue on this path, we are fortunate to have Aanchal joining our boards with her considerable experience and skills.”
“We are pleased to have Mike step into the role of Silvergate’s chairman at this exciting time in our history,” said Alan Lane, chief executive officer of Silvergate. “We are confident his broad experience in both the banking and digital currency industries will continue to serve us well in his new role as chairman.”
“We are also delighted to welcome Aanchal to the Silvergate board,” said Mr. Lane. “Our entire team is looking forward to working with Aanchal, whose impressive background adds deep expertise to our board in security, risk and compliance.
Ms. Gupta has more than two decades of experience assessing and managing security risks at companies including Microsoft, Facebook and Yahoo. Currently, she is the vice president of Azure, Microsoft’s cloud computing platform, where she is responsible for security incident response and evolving cloud security products. Ms. Gupta was previously the chief information security officer of Novi, Facebook’s cryptocurrency initiative (formerly known as Calibra), where she built and led a team of security, privacy and compliance experts. She also serves on the Internet Security Research Group board and the Silicon Valley CISO Investments board, a group of chief information security officers that operate as an angel investor syndicate, as well as the review boards for the Black Hat and Grace Hopper conferences.
About Silvergate
Silvergate Capital Corporation (NYSE: SI) is the leading provider of innovative financial infrastructure solutions and services for the growing digital currency industry. The Company’s real-time payments platform, known as the Silvergate Exchange Network, is at the heart of its customer-centric suite of payments, lending and funding solutions serving an expanding class of digital currency companies and investors around the world. Silvergate is enabling the rapid growth of digital currency markets and reshaping global commerce for a digital currency future.

Investor Relations Contact:
Lauren Scott/Hunter Stenback
(858) 200-3782
investors@silvergate.com
Media Contact:
Natalie Short/Conor Shea
press@silvergate.com